PROSPECTUS

SLS INTERNATIONAL, INC.

19,100,000 SHARES OF COMMON STOCK

This prospectus relates to the sale, from time to time, of up to 19,100,000 shares of our common stock by the selling stockholders listed under the heading “Selling Stockholders” in this prospectus. Only a portion of such shares are currently outstanding. The selling stockholders may receive the remainder of the shares of common stock upon conversion of our outstanding Series C Preferred Stock and upon exercise of options and warrants, some of which are currently outstanding and some of which may be issued in the future. The shares of our common stock offered under this prospectus may be sold by the selling stockholders, their pledgees, donees, transferees and successors-in-interest. The shares will be sold at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under “Plan of Distribution.” For additional information on the selling stockholders’ possible methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of our shares by the selling stockholders or from the conversion of the Series C Preferred Stock.

Our common stock is traded on the American Stock Exchange under the symbol “SLS.” On November 9, 2005, the last reported sale price for our common stock as reported on the American Stock Exchange was $1.38 per share.

The date of this prospectus is December 15, 2005. You should read this entire prospectus, including the documents incorporated by reference, before you invest.

The securities offered in this prospectus involve a high degree of risk. You should consider the “Risk Factors” beginning on page 2 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any registration to the contrary is a criminal offense.

SLS INTERNATIONAL, INC.

1650 West Jackson

Ozark, Missouri  65721

(417)883-4549

www.slsloudspeakers.com

December 15, 2005

TABLE OF CONTENTS

SECTION	PAGE

PROSPECTUS SUMMARY

1

RISK FACTORS

2

INCORPORATION BY REFERENCE

7

FURTHER INFORMATION

8

FORWARD-LOOKING STATEMENTS

8

USE OF PROCEEDS

9

SELLING STOCKHOLDERS

9

PLAN OF DISTRIBUTION

11

LIMITATION ON LIABILITY OF DIRECTORS

12

LEGAL MATTERS

13

EXPERTS

13

Unless otherwise specified, the information in this prospectus is set forth as of December 15, 2005, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire prospectus including “Risk Factors,” the consolidated financial statements and the incorporated documents before making an investment decision.

The Company

We manufacture premium-quality loudspeakers and sell them through our dealer networks. The speakers use our proprietary ribbon-driver technology and are generally recognized in the industry as high-quality systems. We sell a Professional Line of loudspeakers; a Commercial Line of loudspeakers; Home Theatre systems; a line for recording and broadcast studios; a line for contractor installations and touring companies; a line of in-wall, in-ceiling, and outdoor loudspeakers; and a line for the cinema and movie theater market. Our executive offices are located at 1650 West Jackson, Ozark, Missouri, 65721, with telephone number (417) 883-4549.

The Offering

This prospectus relates to the sale, from time to time, of up to 19,100,000 shares of our common stock by the selling stockholders listed under the heading “Selling Stockholders” in this prospectus. Only a portion of such shares are currently outstanding. The selling stockholders may receive the remainder of the shares of common stock upon conversion of our outstanding Series C Preferred Stock and upon exercise of options and warrants, some of which are currently outstanding and some of which may be issued in the future. On November 9, 2005 there were 46,283,310 shares of our common stock outstanding. Assuming the exercise of all of the options and warrants described above, and the conversion of all of the Series C Preferred Stock, the 19,100,000 shares offered by this prospectus represents 29.2% of our total common stock outstanding on November 9, 2005.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling stockholders or from the conversion of the Series C Preferred Stock. We may receive up to $39,500,000 from the exercise of the currently outstanding options and warrants, if they are exercised in full, and an undeterminable amount of additional proceeds from the options and warrants that may be issued in the future. We will use the proceeds from any exercise of options and warrants for working capital purposes.

Trading Information and Symbol

Our stock trades on the American Stock Exchange under the symbol “SLS.” On November 9, 2005, the last reported sale price for our common stock was $1.38 per share.

RISK FACTORS

An investment in our common stock involves various risks, including those described in the risk factors below. You should carefully consider these risk factors, together with all of the other information included in this report, before you decide whether to invest in our common stock. If any of the following risks, or any other risks not described below, develop into actual events, then our business, financial condition, results of operations, or prospects could be materially adversely affected, the market price of our common stock could decline further and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We Have a History of Losses and May Not Be Profitable in the Future if We Do Not Achieve Sufficient Revenue to Absorb Recent and Planned Expenditures.

We have experienced significant operating losses since investing in the development of ribbon driver technology in 1998 and, through June 30, 2005, have an accumulated retained deficit of approximately $31,422,104. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods.

We Will Depend on Additional Capital.

Our ability to implement our strategy and expand our operations largely depends on our access to capital. To implement our long-term strategy, we plan to make ongoing expenditures for the expansion and improvement of our product line and the promotion of our products. To date, we have financed our operations primarily through sales of equity and the issuance of notes. We will need to issue additional equity or other securities to obtain the financing required to continue our operations. However, additional capital may not be available on terms acceptable to us. Our failure to obtain sufficient additional capital could curtail or alter our growth strategy or delay needed capital expenditures.

Our Dependence upon Third-Party Dealers for Sales Makes Us Vulnerable to the Efforts of Others Which Are Beyond Our Control.

Our distributors may not continue their current relationships with us and they may give higher priority to the sale of our competitors’ products. In addition, to be effective, distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. Our current and future distributors may not devote sufficient resources to market our products effectively and economic or industry conditions may adversely affect their ability to market or sell for us. A reduction in sales efforts or a discontinuation of distribution of our products by any distributor could lead to reduced sales and greater net losses.

We May Not Gain Market Acceptance of Our Ribbon Driver Technology.

We believe that revenues from our ribbon driver product line will account for a material portion of our revenue for the foreseeable future. Our future financial performance will depend on the market acceptance of our ribbon driver technology and products. To date, we have had limited sales of products containing our new technology ribbon drivers. If our ribbon driver technology and product line do not gain sufficient positive market acceptance, we may not achieve anticipated revenue, profits or continued viability.

In the Loudspeaker Market, We Are Subject to Intense Competition.

Although our ribbon driver loudspeaker products are relatively new and emerging, the markets for loudspeaker products are extremely competitive and we expect such competition to increase. The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. The market is sustained by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. We expect to experience increasing levels of competition in the future. Although we have attempted to design our loudspeaker systems to compete favorably with competitive products, we may not be able to establish and maintain our competitive position against current or potential competitors. Aggressive competition could cause us to have sales and profitability below expectations.

If We Are Unable to Hire or Retain Qualified and Skilled Personnel as Necessary, We May Not Be Able to Develop New Products or Successfully Manage Our Business.

We believe our success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. However, we may not be successful in identifying, attracting and retaining such personnel. Our success also depends to a great degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on John Gott, Chief Executive Officer. We presently maintain key person life insurance on Mr. Gott in the amount of $5 million, and we have an employment contract with him that expires in June 2008. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future. This could make it difficult for us to manage our business and meet key objectives, or achieve or sustain profits.

Our Patent Application May Not Be Issued and Even If It Is Issued, We Still May Not Be Able to Adequately Protect the Patent or Our Other Intellectual Property.

In September 2002, we filed a U.S. patent application on our proprietary ribbon driver technology. Our success will depend in significant part on our ability to obtain, preserve and defend U.S. patent protection for this technology. The patent may not be issued from the patent application. The issuance of a patent is not conclusive as to its validity or enforceability and, if a patent is issued, it is uncertain how much protection, if any, will be given to our patent if we attempt to enforce it. Litigation, which could be costly and time consuming, may be necessary to enforce our current patents or any patent issued in the future or to determine the scope and validity of the proprietary rights of third parties. A competitor may successfully challenge the validity or enforceability of a patent or challenge the extent of the patent’s coverage. If the outcome of litigation is adverse to us, third parties may be able to use our patented technology without payment to us. Even if we are successful in defending such litigation, the cost of litigation to uphold the patent can be substantial. On March 12, 2004, we acquired Evenstar, Inc., by a merger with and into our newly formed, wholly owned subsidiary, Evenstar Mergersub, Inc. Evenstar is the owner of one issued patent and a second patent that was issued in September 2004. The patents are for Evenstar’s digital amplification technology, which provides for substantially reduced production costs compared to amplifiers of comparable quality.

It is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources. In addition, there is a risk that a court would decide that our patent is not valid, that we do not have the right to stop the other party from using the inventions, or that the competitor’s activities do not infringe our patent.

Our competitive position is also dependent upon unpatented technology and trade secrets, which may be difficult to protect. Others may independently develop substantially equivalent proprietary information and techniques that would legally circumvent our intellectual property rights. Currently, we have not registered any potential trademarks and we may not be able to obtain registration for such trademarks.

The Use of Our Technologies Could Potentially Conflict With the Rights of Others.

Our competitors, or others, may have or may acquire patent rights that they could enforce against us. If our products conflict with patent rights of others, third parties could bring legal actions against us or our suppliers or customers, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to alter our products or obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial.

We Must Expand Our Operations to Commercialize Our Products, Which We May Not Be Able to Do.

We will need to expand and effectively manage our operations and facilities to successfully pursue and complete our commercialization efforts. We will need to add personnel, including management, and expand our capabilities, which may strain our existing managerial, operational, financial and other resources. To compete effectively and manage our growth, we must train, manage and motivate a substantially larger employee base, accurately forecast demand for our products and implement operational, financial and management information systems. In the event that we fail to expand or manage our growth effectively or if we cannot recruit qualified employees, our commercialization efforts could be curtailed or delayed.

We May Acquire Other Businesses or Technologies, and We May Not be Able to Integrate and Operate the Acquisitions.

In March 2004 we acquired Evenstar, Inc. From time to time, we have considered the acquisition of other businesses or other technologies, and we continue to consider such acquisitions as opportunities arise. Some of these businesses and technologies, including Evenstar, are directly related to our business and others are not. If we make any such acquisitions, we may not be able to efficiently combine our operations with those of the businesses or technologies we acquire without encountering difficulties. These difficulties could result from a variety of issues, including incompatible operating practices, corporate cultures, product lines, or technologies. As a result, we may have difficulties in integrating, managing and operating the acquired businesses and technologies.

RISKS RELATED TO OUR SECURITIES

Since Our Common Stock is Thinly Traded, It Can Be Subject to Extreme Rises or Declines in Price, and You May Not Be Able to Sell Your Shares at or Above the Price You Paid.

You may have difficulty reselling shares of our common stock. You may not be able to resell your shares at or above the price you paid, or at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.

Future Sales of Common Stock Could Depress the Price of Our Common Stock.

Future sales of substantial amounts of our common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise could have a material adverse impact on the market price for the common stock at the time. On September 27, 2005, there were approximately 18,554,713 outstanding shares of our common stock held by stockholders that are deemed “restricted securities” as defined by Rule 144 under the Securities Act. The resale of many of these shares has been registered on registration statements filed with the U.S. Securities and Exchange Commission. Upon sale pursuant to such registration statements, the shares would no longer be restricted securities. Also, under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has held the stock for one year may, under certain circumstances, sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a non-affiliate who has held the securities for two years. Any sales of shares by stockholders pursuant to a registration statement or Rule 144 may have a depressive effect on the price of our common stock.

We May Have Liability for Prior Issuances of Our Stock.

From May 1, 2002 through May 10, 2004, warrant holders exercised 2,545,800 of our Class A Warrants and 22,600 of our Class B Warrants for a total of 2,568,400 shares of common stock. The warrant holders paid an aggregate of $1,340,700 for these exercises. From May 1, 2002 through May 10, 2004, the registration statement that we filed with the U.S. Securities and Exchange Commission to register the common stock issuable upon exercise of these warrants may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intend to make a rescission offer during 2005 to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. Once made, the rescission offer is expected to remain open for 30 days. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A Warrants and $3.00 for the Class B Warrants, at each warrant holder’s option. If all warrant holders accept the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any prior sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A Warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept the rescission offer. The current market price is below the $3.00 exercise price of the Class B Warrants. Only 22,600 Class B Warrants were exercised during the period from May 1, 2002 through May 10, 2004, making our potential rescission liability to the former Class B Warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

Shares of Convertible Preferred Stock May Not Have Been Validly Issued.

In 2001 - 2003, we sold shares of our Convertible Preferred Stock, which is sometimes reflected in our financial statements as our Series A Preferred Stock. We subsequently discovered that the certificate of designation for the Convertible Preferred Stock had not been filed, and we made such filing in December 2004. The delay in filing the certificate of designation may have resulted in the shares of Convertible Preferred Stock not being validly issued under Delaware law. To date, we have issued 1,891,473 shares of the Convertible Preferred Stock, all of which were issued prior to the filing of the certificate of designation and 131,000 of which remain outstanding on August 24, 2005. All other shares have converted to common stock on a 10-to-1 basis, at a conversion price of $0.25 per share. We intend to make a rescission offer during 2005 to the holders of all outstanding shares of Convertible Preferred Stock. The Convertible Preferred Stock was issued at $2.50 per share, making our potential rescission liability to the holders of such stock equal to $322,500 plus interest. However, since each share of Convertible Preferred Stock is convertible into ten shares of our common stock, which had a value of $1.38 per share on November 9, 2005, we would expect no holders of Convertible Preferred Stock to accept the offer.

Our Internal Controls Over Financial Reporting May Not be Effective and Our Independent Auditors May Not be Able to Certify as to Their Effectiveness.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. The management certification and auditor attestation requirements of Section 404 will initially apply to us as of December 31, 2005. In the course of our ongoing Section 404 evaluation, we will seek to identify areas of internal controls that need improvement and to design enhanced processes and controls to address these and any other issues that might be identified through this review. In the evaluation process, we may identify conditions that may result in significant deficiencies or material weaknesses in the future.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, including the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results.

We expect to incur expenses of an aggregate of approximately $300,000 in 2005 in connection with our compliance with Section 404.

Certain Restrictive Covenants May Limit Our Ability to Raise Additional Capital and Affect Other Aspects of Our Business.

In our January 2005 private placement of Series C Preferred Stock and warrants, we entered into a securities purchase agreement with the investors. The agreement contains numerous covenants that limit our financing and other activities, including those described in the following paragraphs.

So long as at least 3,750 shares of the Series C Preferred Stock are outstanding and held by the original purchasers thereof, we may not pay any cash dividends, make distributions, redeem or repurchase any capital stock, or repay or prepay any indebtedness of ours other than as expressly required pursuant to the terms of such indebtedness.

So long as any shares of the Series C Preferred Stock are beneficially owned by the original purchasers thereof, we may not issue or sell any rights, warrants or options to subscribe for or purchase our common stock, or any other securities directly or indirectly convertible into or exchangeable or exercisable for our common stock, at an effective conversion, exchange or exercise price that varies or may vary with the market price of our common stock.

Prior to January 3, 2007, the investors in the January 2005 private placements have a right to participate in any issuance of equity securities, equity-linked securities, or convertible debt, subject to certain exceptions. The participation rights may prevent other potential investors from making offers for, or entering into agreements to purchase, our securities and thereby limit our ability to raise capital.

If we issue our common stock at a price per share less than the then-current exercise price of the 6,000,000 warrants issued together with the sale of our Series C Preferred Stock, the exercise price of the warrants shall be adjusted downward pursuant to a formula set forth in the warrants.

We Are Obligated to Redeem Our Series C Preferred Stock Upon the Occurrence of Certain Events.

Pursuant to the terms of the certificate of designation for our Series C Preferred Stock, we are required to redeem the Series C Preferred Stock upon the occurrence of certain events, including the following:

•

our common stock is suspended from trading on any of, or is not listed or quoted (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board for an aggregate of ten or more trading days in any twelve-month period;

•

the registration statement that registered the resale of shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants, after being declared effective, cannot be used by the holders of Series C Preferred Stock for the resale of all of the common stock issuable to them for an aggregate of more than 20 days, subject to certain exceptions;

•

we  make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for us or for a substantial part of our property or business, or such a receiver or trustee shall otherwise be appointed;

•

bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or any subsidiary of ours and if instituted against us or any of our subsidiaries by a third party, shall not be dismissed within 60 days of their initiation;

•

if at least 3,750 shares of Series C Preferred Stock are outstanding and held by the original purchasers thereof and we do any of the following:

(a)

sell, convey or dispose of all or substantially all of our assets;

(b)

consummate specified mergers, consolidations or business combinations;

(c)

engage in transactions providing for sales or issuances by us or our stockholders that result in the purchaser owning or having the right to acquire greater than 35% of the outstanding shares of our common stock (calculated on a fully diluted basis); or

(d)

issue or agree to issue any equity or equity-linked securities or debt that is convertible into equity or in which there is an equity component, subject to certain exceptions;

•

we either fail to make any payment with respect to any of our indebtedness in excess of $250,000, subject to certain exceptions, or default under any agreement binding us, subject to certain exceptions; or

•

we breach any material term under the certificate of designation for our Series C Preferred Stock, the Series C Preferred Stock securities purchase agreement, the registration rights agreement or the warrants attached to the Series C Preferred Stock, subject to certain exceptions.

Any such redemption would be made at a premium in excess of the purchase price of the shares of Series C Preferred Stock, as determined by a formula set forth in the certificate of designation for the Series C Preferred Stock. These requirements may cause us to pay a significant amount of money to redeem the Series C Preferred Stock or may cause us to avoid taking certain actions in order to prevent the occurrence of such redemption requirement.

We May Be Required to Pay Substantial Amounts to the Investors in Our January 2005 Private Placement Upon the Occurrence of Certain Events.

In connection with the January 2005 private placement of our Series C Preferred Stock and warrants, we agreed to file a registration statement to register the resale of shares of our common stock by the investors in the private placement. We have an obligation to register additional shares that may be issuable from time to time as a result of potential adjustments to the preferred stock and warrants. We filed a registration statement to register the resale of these shares, and the registration statement was declared effective in February 2005.

We could be required to pay amounts to each investor upon the occurrence of certain events, including (a) the number of the investors’ shares registered on the registration statement is less than the number then issued or issuable to such investors pursuant to the Series C Preferred Stock and warrants; (b) sales of our common stock can not be made pursuant to the registration statement; or (c) our common stock is not traded, listed or included for quotation, as applicable, on the OTC Bulletin Board, American Stock Exchange or other stock exchanges or certain automated quotation systems. Each of the foregoing events are, to some extent, beyond our control.

If any of the foregoing events occur, then we would be required to pay each investor an amount equal to the product of (x) the number of shares of Series C Preferred Stock held by such investor (plus any shares of preferred stock that have been converted into shares of our common stock then held by such investor as if such shares of preferred stock had not been so converted) multiplied by the per share purchase price, multiplied by (y) $0.02 for each thirty-day period  prior to the elimination or termination of such event. Assuming that the 6,000,000 shares of Series C Preferred Stock currently outstanding remain the number outstanding during such periods, then the amounts payable pursuant to such provisions are $300,000 each thirty-day period thereafter.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. We incorporate by reference into this prospectus the documents filed with the SEC that are listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the sale of all securities registered under the registration statement of which this prospectus forms a part:

•

Our annual report on Form 10-KSB for the year ended December 31, 2004 filed on March 28, 2005;

•

Our quarterly reports on Form 10-Q for the quarter ended March 31, 2005 (filed May 16, 2005, and amended on Form 10-Q/A on August 3, 2005 and November 16, 2005), the quarter ended June 30, 2005 (filed August 15, 2005, and amended on Form 10-Q/A on August 30, 2005 and November 16, 2005), and the quarter ended September 30, 2005 (filed November 14, 2005);

•

Our current reports on Form 8-K filed April 4, 2005, April 20, 2005, June 13, 2005, June 20, 2005, June 23, 2005, July 14, 2005, July 28, 2005, September 7, 2005, and November 15, 2005; and

•

A description of our common stock contained in our registration statement on Form 8-A filed October 12, 2005, and all amendments thereof and reports filed for the purpose of updating such description.

Upon written or oral request, we will provide to you free of charge a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in those documents. You should direct any requests for documents to:

Michael L. Maples

1650 West Jackson

Ozark, Missouri 65721

(417) 883-4549

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FURTHER INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement or the documents incorporated by reference. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

FORWARD-LOOKING STATEMENTS

This registration statement, as well as the reports filed with the SEC that are incorporated by reference in this prospectus, contain forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the “Risk Factors” section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants and options are exercised in full, we may receive up to $39,500,000 from the exercise of the currently outstanding options and warrants, if they are exercised in full, and an undeterminable amount of additional proceeds from the options and warrants that may be issued in the future. Any proceeds received upon the exercise of such options and warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

Under this prospectus, the selling stockholders may offer up to an aggregate of 19,100,000 shares of our common stock, which shares of common stock are or will be issuable upon conversion of the Series C Preferred Stock and upon exercise of the options and warrants described above. Of such 19,100,000 shares; 15,100,000 are issuable pursuant to the conversion or exercise of preferred stock, options and warrants that have been issued or may be issued; and 4,000,000 may be issued in satisfaction of the premium on our Series C Preferred Stock or as a result of potential adjustments to the preferred stock or the warrants. On November 9, 2005, there were 46,283,310 shares of our common stock outstanding. Assuming the exercise of all of the options and warrants described above, and the conversion of all of the Series C Preferred Stock, the 19,100,000 shares offered by this prospectus represent 29.2 of our total common stock outstanding on November 9, 2005. The selling stockholders are not required to sell their shares, and any sale of common stock by any selling stockholder is entirely at the discretion of such selling stockholder.

The following table details, as of November 9, 2005, the name of each selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder (without giving effect to the accrual of premium on the Series C Preferred Stock), and the number of shares of common stock that may be offered for resale under this prospectus by such selling stockholder or its pledgees, donees, assignees, transferees or successors in interest who, together with the selling stockholders, we collectively refer to in this prospectus as the selling stockholders. Because each selling stockholder may offer all, some or none of the shares of common stock it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The number of shares of common stock beneficially owned by the selling stockholder is determined under the rules and regulations promulgated by the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act. The table has been prepared on the assumption that all shares offered under this prospectus will be sold in the offering and that such shares will be sold to parties unaffiliated with the selling stockholders. The Shemano Group, Inc. acted as a finder for our private placement of Series C Preferred Stock. W. Curtis Hargis Co., George Fallica, New AV Ventures, and 3CD Consulting, LLC have been consultants to the Company. No other selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares of Common Stock Covered by this Prospectus		Shares to be Owned After Offering
Baystar Capital II, L.P.	2,430,835	(1)	4.99%	6,400,000	(1, 3)	0
W. Curtis Hargis Co.	500,000		1.1%	500,000		0
George Fallica	700,000		1.5%	700,000		0
HFTP Investment L.L.C.	2,430,835	(1)	4.99%	4,000,000	(1, 3)	0
New AV Ventures, LLC	300,000		*	300,000		0
PSO Trading IV, LLC	1,600,000	(1)	3.3%	2,133,333	(1, 3)	0
Royal Bank of Canada	2,430,835	(1)	4.99%	3,466,667	(1, 3)	0
The Shemano Group, Inc.	600,000		1.3%	600,000		0
3CD Consulting, LLC	1,000,000		2.1%	1,000,000		0
TOTAL				19,100,000		0

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*Less than 1%

(1)

The certificate of designation for our Series C Preferred Stock and the terms of the warrants referred to above prevent us from issuing shares of our common stock in connection with the conversion of our Series C Preferred Stock or the exercise of the warrants referred to above to the extent that such conversion or exercise would result in the holder or its affiliate (or any person whose beneficial ownership would be aggregated with the holder) beneficially owning in excess of 4.99% of the outstanding shares of our common stock following such conversion or exercise. These amounts do not reflect premium accrued on the Series C Preferred Stock.

(2)

Percentage of outstanding shares is based on 46,283,310 shares of common stock, which is of the number of shares outstanding on November 9, 2005, plus the assumed exercise of the options and/or warrants held by the selling stockholder. These percentages reflect the limitations on conversion and exercise described in footnote 1 above.

(3)

This amount includes additional shares that may be issued to each of Baystar Capital II, L.P., HFTP Investment L.L.C., PSO Trading IV, LLC or Royal Bank of Canada as a result of the premium on the Series C Preferred Stock or as a result of potential adjustments to the preferred stock or the warrants.

Holders of Series C Preferred Stock and Warrants

On January 4, 2005, we completed a private placement of our newly designated Series C Convertible Preferred Stock for an aggregate purchase price of $15 million. The investors also received five-year warrants to purchase an aggregate of 6,000,000 shares of our common stock at an exercise price of $6.00 per share, subject to certain adjustments. The securities were purchased by BayStar Capital II, L.P., PSO Trading IV, LLC, HFTP Investment L.L.C., and Royal Bank of Canada. The preferred stock is initially convertible, at the holder’s option, into an aggregate of 6,000,000 shares of our common stock, at a conversion price of $2.50 per share, subject to certain adjustments, and accrues, on a cumulative basis, a 6% premium to the stated value of the shares of preferred stock, which premium, when accrued, would be convertible into additional shares of common stock. We may redeem the warrants (or require the holder to exercise them) and may require holders to convert the preferred stock to common stock if certain conditions are met.

In connection with the private placement, we agreed to file the registration statement of which this prospectus forms a part, covering resales of the common stock currently issuable upon conversion of the preferred stock and exercise of the warrants, as well as 4,000,000 additional shares that may be issuable as a result of the premium on the preferred stock earned prior to the conversion thereof or as a result of potential adjustments to the preferred stock or the warrants. We are obligated to register additional shares that may be issuable from time to time as a result of potential adjustments to the preferred stock and warrants. We intend to supplement this prospectus or amend the registration statement of which this prospectus is a part to the extent necessary to satisfy this obligation. We are subject to penalties if, among other reasons, the registration statement does not remain effective, subject to certain exceptions.

New AV Ventures

On January 31, 2005 we entered into a consulting agreement with New AV Ventures, LLC, pursuant to which we issued 300,000 restricted shares of our common stock to New AV Ventures and agreed to grant options to George Fallica, the managing member of New AV Ventures, to purchase shares of our common stock, from time to time to the extent earned under the terms of the consulting agreement, but not to exceed 700,000 shares. The exercise price per share will equal the average price of our common stock for the five trading days immediately prior to January 1 of the year in which such options are issued. Pursuant to such agreement, we agreed to register such shares as part of this registration statement.

3CD Consulting

On January 31, 2005 and effective as of November 2004, we entered into a consulting agreement with 3CD Consulting, LLC, pursuant to which we granted options to purchase 1,000,000 shares of our common stock at an exercise price of $2.00 per share. Pursuant to such agreement, we agreed to register such shares as part of this registration statement.

W. Curtis Hargis Co.

In December 2004, we entered into a consulting services agreement with W. Curtis Hargis Co.. Pursuant to the agreement, we engaged W. Curtis Hargis Co. to arrange meetings with certain retail businesses to discuss a possible agreement to sell our products and assist with presentations to be made at any such meetings, and we agreed to pay a 2% cash commission of the net sales realized plus options upon signing a contract with such retail business and additional options upon sales to such retail business, but not to exceed 500,000 shares. Pursuant to such agreement, we agreed to register such shares as part of this registration statement. The foregoing summary description of the agreement is qualified in its entirety by reference to the terms of the agreement.

The Shemano Group

In November 2004, we entered into a non-exclusive finder’s agreement with The Shemano Group, Inc. pursuant to which Shemano introduced to us the investors who participated in the private placement of Series C Convertible Preferred Stock that closed on January 4, 2005. As compensation for the services to be provided under such agreement, we agreed to pay Shemano (a) a cash placement fee equal to 6% of the gross offering funds received in the private placement; and (b) warrants to purchase, at the lesser of $2.50 per share or the conversion price of any equity securities sold, 40,000 shares of our common stock for each $1,000,000 received by us in the private placement. Pursuant to the finder’s agreement we issued warrants to purchase up to 600,000 shares of our common stock at $2.50 per share to Shemano in connection with the private placement. Pursuant to such agreement, we agreed to register such shares as part of this registration statement.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be offered from time to time by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders and any of their pledgees, assignees, transferors, donees and successors in interest directly to one or more purchasers or through agents, broker/dealers or underwriters at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares covered in this prospectus. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

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ordinary brokers’ transactions and transactions in which the broker/dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement of which this prospectus is a part;

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transactions involving cross or block trades in which the broker/dealer will attempt to sell shares of the common stock as agent but may position and resell portions of the block as principal to facilitate the transactions;

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through agents, broker/dealers, or underwriters;

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“at the market” to or through market makers or into an existing market for the common stock;

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in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

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in privately negotiated transactions;

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an exchange distribution in accordance with the rules of the applicable exchanges;

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settlement of short sales;

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through transactions in swaps, options or other derivative securities (whether exchange listed or otherwise);

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any combination of the foregoing; and

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any other method permitted from time to time by applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for or sells as principal to the purchaser of shares, from the purchaser) in amounts to be negotiated. In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will pay all of the fees and expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

While they are engaged in a distribution, if any, of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, if any, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution, if any, until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution, if any, of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).

LIMITATION ON LIABILITY OF DIRECTORS

Our certificate of incorporation and by-laws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware laws permit a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The Delaware laws also prohibit limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Legal matters in connection with this offering will be passed upon by Freeborn & Peters LLP, 311 South Wacker Drive, Suite 3000, Chicago, Illinois 60606.

EXPERTS

The audited financial statements of the Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference into this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weaver & Martin, LLC, independent public accountants. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.